EXHIBIT 5.1

Jorge Carey	Gonzalo Fernández	Mauricio Álvarez	Catalina Achermann	Javier San Martin
Juan Guillermo Levine	Pablo Jacobelli	Ma Paz Cerda	Maureen Revilet	Rodolfo Fuenzalida
Jaime Carey	Eduardo Martin	Guillermo Acuña	Daniela Veth	Carolina Menichetti
Jaime Martinez	Vesna Camelio	Jaime A. Martinez	Jaime Lorenzini	Ghia Camelio
Pedro Pablo Gutiérrez	Consuelo Raby	Ma Fernanda Carvajal	Deborah Kenrick	Francisco Carey
Ricardo Peña	Matias Sanhueza	Patricio Pohl	Ma. Agnes Salah	Alex Fischer
Rafael Vergara	Pilar Duarte	Carlos A. Urzúa	Jessica Power	Daniel Correa
Diego Peralta	Francisco Ugarte	Lorena Pavic	Renzo Parodi	Gissella López
Felipe Tupper	Marcos Rios	Alberto Cardemil	Natalia González	Sergio Montes
Alfonso Silva	Javier Allard	Fernando Garcia	Eduardo Ugarte	Alejandro Eyzaguirre
Oscar Aitken	José Miguel Carvajal	Felipe Moro	Cristián Gamboa	Javier Valdivia
Claudio Lizana	Paulina Miranda	Esteban Ovalle	Ma Fernanda Quezada	Juan José Ossa
Ricardo Escobar	Juan Fco. Mackenna	Mariana Castro	Sabina Sacco
Cristian Correa	Jaime Ubilla	Alejandra Mejia	Macarena Vargas
Salvador Valdés	José Gabriel Palma	José M. Diaz De Valdés	Nicolás Cabello
Guillermo Carey	Claudio Magliona	Cristian Eyzaguirre	Camila Boettiger

Santiago, March 18, 2005

Terranova S.A.

Avenida Apoquindo 3650

Piso 10

Las Condes, Santiago

Chile

Ladies and Gentlemen:

We have acted as special Chilean counsel to Terranova S.A. (the “Company”), a publicly-held corporation (sociedad anónima abierta) organized under the laws of Chile, in connection with the issuance by the Company of [insert number] shares without nominal (par) value of the Company (the “Shares”) and of American Depositary Shares (“ADSs”) to be represented by American Depository Receipts (“ADRs”), each representing 50 shares pursuant to the merger of Masisa S.A. with and into the Company (the “Merger”). The ADRs will be issued pursuant to the terms of a Depository Agreement to be executed by the Company and The Bank of New York, as depository (the “Deposit Agreement”).

We are giving this opinion in connection with the Registration Statement on Form F-4 (Registration No. 333-        ) filed by the Company with the U.S. Securities and Exchange Commission on March 18, 2005 (the “Registration Statement”) to effect registration of the Shares pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”).

For purposes of this opinion, we have examined (i) the By-laws (Estatutos) of the Company and (ii) minutes of the meetings of the Board of Directors of the Company held on August 25, 2004 and such other documents and certificates as we have deemed necessary for the purposes of the opinion expressed below. In such examination we have

Miraflores 222, Piso 24, 8320198 Santiago, Chile – Telefono: (56-2) 365 72 00 Fax: (56-2) 633 19 80 (56-2)638 49 85 Email: carey@carey.cl – www.carey.cl assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and that the ADSs when issued will conform to the form of ADS filed as Exhibit 4.1 to the Registration Statement.

As to any facts relevant to our opinion, we have relied on certificates and representations of officers or other representatives of the Company.

We express no opinion as to the law of any jurisdiction other than Chile.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Upon the effectiveness of the Merger and provided that (i) the merger has been duly approved by the shareholders meeting of the Company and by the shareholders meeting of Masisa S.A., (ii) the issuance of the Shares has been duly authorized by the shareholders of the Company and the Board of Directors thereafter effects such issuance, and (iii) the Superintendencia de Valores y Seguros of Chile has approved and registered the issuance of the Shares, in accordance with Chilean law, the Shares will be validly issued, fully paid and non assessable, and the Depositary will have good and valid title to the Shares, free and clear of all liens, encumbrances, security interests or claims, subject only to the Deposit Agreement and the Company’s Estatutos.

2.	Subject to the qualifications stated herein and therein, the discussion in the Registration Statement under the heading “Part Three-The Merger-Material Chilean Tax Consequences,” insofar as it describes certain Chilean tax consequences of the Merger to Foreign Holders, constitutes our opinion with respect to the Chilean tax consequences to a Foreign Holder of Masisa Common stock or ADSs of the merger of Masisa with and into Terranova and the subsequent ownership, if any, of Terranova shares or ADSs.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to our firm under captions “Part Six-Legal Information-Validity of Terranova Shares” and “Part Three-The Merger-Material Chilean Tax Considerations” and in the Information Statement/Prospectus which is included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Sincerely,

/s/ Carey y Cia. Ltda.

Miraflores 222, Piso 24, 8320198 Santiago, Chile - Teléfono: (56-2) 365 72 00 Fax: (56-2) 633 19 80 (56-2)638 49 85 Email: carey@carey.cl - www.carey.cl

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